Exhibit 99.1

News Release

For Immediate Release		http://www.ball.com
Investor Contact:	Ann T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Ball Announces Second Quarter Earnings, Improved
Outlook for Second Half of 2006

BROOMFIELD, Colo., July 27, 2006—Ball Corporation [NYSE:BLL] today announced second quarter earnings of $132.7 million, or $1.26 per diluted share, on sales of $1.84 billion, compared to $79 million, or 71 cents per diluted share, on sales of $1.55 billion in the second quarter of 2005.
For the first six months of 2006, Ball’s earnings were $177.3 million, or $1.69 per diluted share, on sales of $3.21 billion, compared to $137.6 million, or $1.22 per diluted share, on sales of $2.88 billion in 2005.
The 2006 second quarter includes a $74.1 million gain ($45.2 million after tax), or 43 cents per diluted share, for insurance recovery from a fire that occurred April 1 at a beverage can manufacturing plant in Germany. The 2005 second quarter and first half results include an after-tax charge of $5.9 million, or five cents per diluted share, related to the closing of a food can manufacturing plant in Quebec.
“Though the insurance accounting gain skews our second quarter results, when you put that aside we still had a solid quarter,” said R. David Hoover, chairman, president and chief executive officer. “Sales and earnings in the quarter were up in our packaging segments. Integration of the two businesses acquired at the end of the first quarter is underway. Beverage can volumes were strong in North America and Europe/Asia. We are proceeding to replace the production capacity lost to the fire and we plan to have the replacement capacity operating in the second quarter of 2007. Overall we are positive about the outlook as we move into the second half of 2006.”

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

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Metal Beverage Packaging, Americas

Earnings in the quarter for the metal beverage packaging, Americas, segment were $67.4 million on sales of $740.6 million. A year ago second quarter earnings in the segment were $67.4 million on sales of $664.5 million. For the first six months, earnings were $121.9 on sales of $1.33 billion, compared to $129.2 million on sales of $1.21 billion in 2005.
“Industry-wide, U.S. beverage can shipments were up 3.2 percent in the second quarter of 2006 over the second quarter of 2005,” Hoover said. “Favorable weather in many parts of the U.S. and Canada and heavy promotion of 12-ounce can packages by beer and soft drink companies helped drive the strong demand. While the first six months results in this segment were below last year, we expect full-year earnings in this segment to exceed those of 2005.”

Metal Beverage Packaging, Europe/Asia

Second quarter earnings in the metal beverage packaging, Europe/Asia, segment were $142.5 million including $74.1 million of earnings due to the insurance accounting gain in 2006 on sales of $433.8 million, compared to $58.2 million on sales of $394.3 million in 2005. For the first six months segment earnings were $171.1 million, including the $74.1 insurance accounting gain, on sales of $734.7 million, compared to $88.5 million on sales of $692.3 million in the first half of 2005.
“We began to see what we anticipate will be the eventual complete reintroduction of the beverage can in Germany during the second quarter as a new deposit redemption system went in place and retailers began stocking canned beverages again,” Hoover said. “That, along with favorable weather and the excitement generated by the World Cup, no doubt contributed to the strong growth in the beverage can market in Europe during the quarter. Results also were positively affected by the cost recovery initiatives we implemented with our customer base and by our continued tight cost control efforts. Volume growth was also strong in China.”

Metal Food & Household Products Packaging, Americas

Earnings for the second quarter in the metal food and household products packaging, Americas, segment were $12.8 million on sales of $314.2 million, compared to a $6 million loss that includes an $8.8 million business consolidation charge on sales of $179.1 million in the second quarter of 2005. Through two quarters segment earnings were $14.6 million on sales of $503.5 million, compared to $7 million, which includes an $8.8 million business consolidation charge on sales of $363.3 in the first half of 2005.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

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“We are beginning to realize some of the synergies we had identified before acquiring the aerosol and specialty can operations from U.S. Can at the end of the first quarter,” Hoover said. “The acquired assets are fitting in well with our metal food can operations. We have begun closing the headquarters facility and will eliminate approximately 50 staff positions in that process. Meanwhile we are seeing some improvement in our legacy metal food can operations as well.”

Plastic Packaging, Americas

Second quarter earnings in the plastic packaging, Americas, segment were $7.4 million on sales of $178.5 million, compared to $4.7 million on sales of $133.4 million in the second quarter of 2005. For the first six months earnings in the segment were $9.2 million on sales of $300.9 million, compared to $8.2 million on sales of $249.2 million in the first half of 2005. The second quarter and first six months of 2006 also included increased costs of $1.2 million related to purchase accounting adjustments to step up the value of acquired finished goods inventory to fair market value.
The addition of the plastic bottle business acquired from Alcan near the end of the first quarter was largely responsible for the increase in plastic packaging, Americas, segment sales in the second quarter over the second quarter of 2005. The R&D operation associated with the acquired business will be relocated from Wisconsin to Ball’s R&D operations in Colorado.

Aerospace and Technologies

Earnings were $8.3 million on sales of $175.4 million in the aerospace and technologies segment in the second quarter of 2006, compared to $14.9 million on sales of $180.7 million in the second quarter of 2005. For the first half of 2006, earnings were $17.8 million on sales of $335.3 million, compared to $23.8 million on sales of $362.7 million in the first six months of 2005.
“The slowdown in awarding and funding of projects began to manifest itself in the second quarter results of our aerospace and technologies segment,” Hoover said. “Although we continue to bid on and win new business, sales and earnings were down. Increased pension costs contributed to the lower earnings in the quarter.”

Outlook

“We are generally pleased with our second quarter results,” Hoover said. “We ended the first quarter with a number of uncertainties arising out of our April 1 fire, the new beverage container redemption system in Germany, the threat of a possible disruption at a major aluminum supplier and the integration of two businesses acquired within days of each other.
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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

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“In the second quarter we saw positive developments in all of those areas plus growth in demand for many of our products and in particular for beverage cans in both our North American and Europe/Asia metal beverage packaging segments,” Hoover said.
“As a result we are more confident about the outlook for 2006 than we were at the end of the first quarter and see a stronger second half of the year,” Hoover said. “Still, we realize there is a lot of work to do. We have to rebuild the lost capacity in Europe; aggressively pursue the synergies and benefits we anticipate from our acquisitions; complete the capital spending projects we have underway and begin to realize the cost savings associated with them; work through the delays in awarding and funding of projects that are affecting our aerospace and technologies segment; and continue to push cost recovery initiatives throughout our reporting segments.
“Doing so will help make 2006 a success and set us up well for 2007,” Hoover said.
Ball Corporation is a supplier of high-quality metal and plastic packaging products and owns Ball Aerospace & Technologies Corp. Ball reported 2005 sales of $5 8 billion and employs 15,600 people.

Conference Call Details
Ball Corporation [NYSE: BLL] will hold its conference call on the company’s second quarter 2006 results and performance today at 9 a.m. Mountain Time (11 a.m. Eastern). The North American toll-free number for the call is 1-800-779-2954. International callers should dial +1-212-676-5377. For those unable to listen to the live call, a taped rebroadcast will be available until 10 p.m. Mountain Time on Aug. 3, 2006. To access the rebroadcast, dial 800-633-8284 (domestic callers) or +1-402-977-9140 (international callers) and enter 21298143 as the reservation number.
Please use the following URL for a Web cast of the live call and for the replay:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=1343616
A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s Web site at www.ball.com in the investor relations section under “presentations.”

Forward-Looking Statements
This news release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including in Exhibit 99.2 in our Form 10-K. These filings are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in consumer and customer demand and preferences; availability and cost of raw materials, including recent significant increases in resin, steel, aluminum and energy costs, and the ability to pass such increases on to customers; competitive packaging availability, pricing and substitution; changes in climate and weather; fruit, vegetable and fishing yields; industry productive capacity and competitive activity; failure to achieve anticipated productivity improvements or production cost reductions, including those associated with our beverage can end project; the German mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; changes in foreign exchange rates, tax rates and activities of foreign subsidiaries; and the effect of LIFO accounting. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental and workplace safety; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company’s defined benefit retirement plans; changes to the company’s pension plans; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.
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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Condensed Financials (2nd quarter 2006)
Unaudited Statement of Consolidated Earnings

	Three months ended		Six months ended
($ in millions, except per share amounts)	July 2, 2006	July 3, 2005	July 2, 2006	July 3, 2005

Net sales (Note 1)	$1,842.5	$1,552.0	$3,207.4	$2,876.1

Costs and expenses
Cost of sales (excluding depreciation and amortization)	1,550.0	1,300.2	2,706.3	2,396.9
Business consolidation costs (gains) (Note 3)	(0.4)	8.8	1.7	8.8
Depreciation and amortization	64.9	53.0	119.5	106.4
Selling, general and administrative	73.5	58.5	143.8	121.6
Property insurance gain (Note 3)	(74.1)	–	(74.1)	–
	1,613.9	1,420.5	2,897.2	2,633.7
Earnings before interest and taxes (Note 1)	228.6	131.5	310.2	242.4
Interest expense	(37.6)	(24.3)	(60.9)	(50.1)
Tax provision	(63.0)	(32.9)	(79.7)	(62.7)
Minority interests	(0.2)	(0.3)	(0.4)	(0.5)
Equity in results of affiliates	4.9	5.0	8.1	8.5
Net earnings	$132.7	$79.0	$177.3	$137.6
Earnings per share (Note 3):
Basic	$1.28	$0.72	$1.71	$1.24
Diluted	$1.26	$0.71	$1.69	$1.22

Weighted average shares outstanding (000's):
Basic	103,655	109,526	103,449	110,589
Diluted	105,205	111,483	105,133	112,680

Condensed Financials (2nd quarter 2006)
Unaudited Statements of Consolidated Cash Flows

($ in millions)	Three months ended		Six months ended
	July 2, 2006	July 3, 2005	July 2, 2006	July 3, 2005
Cash Flows From Operating Activities:
Net earnings	$132.7	$79.0	$177.3	$137.6
Depreciation and amortization	64.9	53.0	119.5	106.4
Property insurance gain (Note 3)	(74.1)	–	(74.1)	–
Business consolidation costs (gains)	(0.4)	8.8	1.7	8.8
Prepaid common stock repurchase	–	108.5	–	–
Change in working capital	(22.4)	(15.8)	(275.6)	(164.4)
Other	4.9	(2.3)	(15.0)	(18.2)
	105.6	231.2	(66.2)	70.2
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(63.1)	(67.7)	(127.5)	(148.3)
Acquisitions (Note 2)	(17.5)	–	(785.4)	–
Property insurance proceeds (Note 3)	32.4	–	32.4	–
Other	7.1	(1.6)	8.6	(9.5)
	(41.1)	(69.3)	(871.9)	(157.8)
Cash Flows From Financing Activities:
Net change in borrowings	(44.6)	15.7	985.0	158.0
Dividends	(10.5)	(10.7)	(20.7)	(21.8)
Purchase of common stock, net	(4.7)	(176.7)	(31.5)	(168.0)
Other	0.4	(0.2)	(4.0)	(0.2)
	(59.4)	(171.9)	928.8	(32.0)
Effect of exchange rate changes on cash	0.5	(1.1)	0.8	(3.4)
Change in cash	5.6	(11.1)	8.5	(123.0)
Cash—beginning of period	46.9	86.8	61.0	198.7
Cash—end of period	$52.5	$75.7	$52.5	$75.7

Condensed Financials (2nd quarter 2006)
Unaudited Consolidated Balance Sheets
($ in millions)	July 2,	July 3,
Assets	2006	2005
Current assets
Cash and cash equivalents	$52.5	$75.7
Receivables, net	770.7	543.0
Inventories, net	830.3	657.6
Deferred taxes, prepaids and other current assets	139.0	88.5
Total current assets	1,792.5	1,364.8
Property, plant and equipment, net	1,831.4	1,504.5
Goodwill	1,710.0	1,287.9
Other assets	518.9	272.8
Total assets	$5,852.8	$4,430.0
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$133.9	$165.4
Payables and accrued liabilities	1,206.6	917.2
Total current liabilities	1,340.5	1,082.6
Long-term debt	2,513.0	1,588.0
Other liabilities and minority interests	949.0	806.7
Shareholders' equity	1,050.3	952.7
Total liabilities and shareholders' equity	$5,852.8	$4,430.0

Notes to Condensed Financials (2nd quarter 2006)
($ in millions)
	Three months ended		Six months ended
1. Business Segment Information	July 2, 2006	July 3, 2005	July 2, 2006	July 3, 2005
Sales-
Metal Beverage Packaging, Americas	$740.6	$664.5	$1,333.0	$1,208.6
Metal Beverage Packaging, Europe/Asia	433.8	394.3	734.7	692.3
Metal Food & Household Packaging, Americas (Note 2)	314.2	179.1	503.5	363.3
Plastic Packaging, Americas (Note 2)	178.5	133.4	300.9	249.2
Aerospace and technologies	175.4	180.7	335.3	362.7
Consolidated net sales	$1,842.5	$1,552.0	$3,207.4	$2,876.1

Earnings before interest and taxes-
Metal Beverage Packaging, Americas	$67.4	$67.4	$121.9	$129.2
Metal Beverage Packaging, Europe/Asia	68.4	58.2	97.0	88.5
Property insurance gain (Note 3)	74.1	–	74.1	–
Total Metal Beverage Packaging, Europe/Asia	142.5	58.2	171.1	88.5
Metal Food & Household Packaging, Americas (Note 2)	12.4	2.8	16.3	15.8
Business consolidation gains (costs) (Note 3)	0.4	(8.8)	(1.7)	(8.8)
Total Metal Food & Household Packaging, Americas	12.8	6.0	14.6	7.0
Plastic Packaging, Americas (Note 2)	7.4	4.7	9.2	8.2
Aerospace and technologies	8.3	14.9	17.8	23.8
Segment earnings before interest and taxes	238.4	139.2	334.6	256.7
Undistributed corporate costs	(9.8)	(7.7)	(24.4)	(14.3)
Earnings before interest and taxes	$228.6	$131.5	$310.2	$242.4

2.	Acquisitions

On March 27, 2006, Ball Corporation acquired all the issued and outstanding shares of U.S. Can Corporation for consideration of 444,677 Ball common shares, together with the repayment of $598 million of existing U.S. Can debt, including $27 million of bond redemption premiums and fees. The acquisition has been accounted as a purchase, and, accordingly, its results have been included in our consolidated financial statements in the Metal Food and Household Products Packaging, Americas, segment from March 27, 2006.

The acquired business manufactures and sells aerosol cans, paint cans, plastic containers and custom and specialty containers in 10 plants in the U.S. and is the largest manufacturer of aerosol cans in North America. In addition, the company manufactures and sells aerosol cans in two plants in Argentina. The acquired operations employ 2,300 people and have annual sales of approximately $600 million.

Condensed Financials (2nd quarter 2006)

2.	Acquisitions (continued)

On March 28, 2006, Ball Corporation acquired certain North American plastic container net assets from Alcan Packaging for a total cash consideration of $185 million. Ball acquired plastic container manufacturing plants in Batavia, Illinois; Bellevue, Ohio; and Brampton, Ontario; as well as certain equipment and other assets at an Alcan research facility in Neenah, Wisconsin; and at a plant in Newark, California. The acquisition has been accounted as a purchase, and, accordingly, its results have been included in our consolidated financial statements in the Plastic Packaging, Americas, segment from March 28, 2006.

The acquired business primarily manufactures and sells barrier polypropylene plastic bottles used in food packaging, and to a lesser extent, manufactures and sells barrier PET plastic bottles used for beverages and foods. The acquired operations employ 470 people and have annual sales of approximately $150 million.

3.	Business Consolidation Activities and Property Insurance Gain

2006

In the first quarter, a $2.1 million charge ($1.4 million after tax) was recorded in the Metal Food and Household Products Packaging, Americas, segment to shut down a food can line in a Canadian plant. The charge was comprised of employee termination costs and impairment of plant equipment and related spares and tooling.

In the second quarter, earnings of $0.4 million ($0.2 million after tax) were recorded to reflect the recovery of amounts previously expensed in a 2005 business consolidation charge.

On April 1, 2006, there was a fire in the metal beverage can plant in Hassloch, Germany, which damaged a significant portion of the building and machinery and equipment. After review and confirmation from the insurance carrier, a $74.1 million property insurance gain ($45.2 million after tax) was recorded in the second quarter. The accounting gain is the result of asset replacement costs being higher than the asset book values at the time of the fire. Property insurance proceeds of $32.4 million were received in the second quarter and the damaged plant is expected to be operational in the second quarter of 2007.

2005

In the second quarter, a charge of $8.8 million ($5.9 million after tax) was recorded to close a metal food container plant in Quebec.

A summary of the effects of the above transactions on after-tax earnings follows:

	Three months ended		Six months ended
($ in millions, except per share amounts)	July 2, 2006	July 3, 2005	July 2, 2006	July 3, 2005
Net earnings as reported	$132.7	$79.0	$177.3	$137.6
Insurance gain, net of tax	(45.2)	–	(45.2)	–
Business consolidation (gains) costs, net of tax	(0.2)	5.9	1.1	5.9
Net earnings before the above items	$87.3	$84.9	$133.2	$143.5
Per diluted share before the above items	$0.83	$0.76	$1.27	$1.27

Ball’s management segregates the above items related to closed facilities and insurance gain to evaluate the company’s performance of current operations. The above is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited statement of consolidated earnings. Non-U.S. GAAP measures should not be considered in isolation.